                                                                    EXHIBIT 99.1
[CHARTER COMMUNICATIONS LOGO]
                                                                NEWS

FOR RELEASE: MARCH 31, 2003


                    CHARTER ANNOUNCES 2002 OPERATING RESULTS
                AND RESTATED FINANCIAL RESULTS FOR 2001 AND 2000

                     Company will extend filing of Form 10-K


         ST. LOUIS, MO - Charter Communications, Inc. (Nasdaq:CHTR) today reported preliminary 2002 operating results and preliminary results of the restatement of its 2001 and 2000 financial statements. As previously reported, the Company engaged KPMG LLP to conduct new audits of its 2001 and 2000 financial statements in addition to the audit of 2002 results.

         The Company also announced it will file for an extension for filing its Form 10-K report and those of its subsidiaries to provide additional time to finalize its financial statements, related filings, disclosures and audits. The Company has consolidated cash of approximately $450 million as of March 31, 2003, which it believes will be sufficient to fund its current operating requirements and debt service obligations in the ordinary course of business. Accordingly, the Company will pay the interest on its public debt securities that is due on April 1, 2003, and plans to make the interest payment of its convertible debt on April 15, 2003. Until the required financial statements are delivered to its bank lenders, the Company will be unable to make additional borrowings under three of its bank facilities.

2002 OVERVIEW

         Carl Vogel, President and CEO, said that after reflecting the restatement of prior periods, 2002 annual revenue increased approximately 15% and 2002 annual adjusted EBITDA increased approximately 16% compared to pro forma 2001 results. Pro forma amounts for 2001 reflect the acquisition of certain systems from AT&T Broadband in 2001 as if they had occurred on January 1, 2001. Adjusted EBITDA reflects revenues less operating expenses and selling, general and administrative expenses. A reconciliation of adjusted EBITDA to net cash flows from operating activities is included in the following Addendum. The Company believes that adjusted EBITDA traditionally has provided additional information useful in analyzing the underlying business results. The Company believes adjusted EBITDA most accurately reflects the cash flow from the Company's operations and allows a standardized comparison between companies in its industry, while minimizing the differences from depreciation policies, financial leverage and tax strategies. However, adjusted EBITDA is a non-GAAP (Generally Accepted Accounting Principles) financial metric and should be considered in addition to, not as a substitute for, net loss, earnings per share or net cash flows from operating activities.

         Annual 2002 revenue totaled approximately $4.6 billion, an increase of approximately $597 million over restated annual 2001 pro forma revenue of approximately $4.0 billion. Annual 2002 adjusted EBITDA totaled approximately $1.8 billion, an increase of approximately $253 million over restated annual 2001 pro forma adjusted EBITDA of approximately $1.5 billion.

         Fourth quarter 2002 revenue totaled approximately $1.2 billion, an increase of approximately 13% over restated quarterly revenue of approximately $1.1 billion for the fourth quarter of 2001; while fourth quarter adjusted EBITDA totaled approximately $457 million, an increase of approximately 14% over restated year ago quarterly adjusted EBITDA of approximately $402 million. The Company recorded special charges in the fourth quarter of 2002 of approximately $31 million for severance and related costs of its on-going initiative to reduce its workforce, and approximately $4 million in litigation related costs. The Company expects to record additional special charges in 2003 related to the reorganization of its operations and costs of litigation. In the fourth quarter of 2001 Charter recorded a special charge of $15 million related to the conversion of about 145,000 high-speed data customers from the Internet service provider @Home to Charter Pipeline and an additional $3 million related to reorganizing operating divisions and regions.

         During 2002, the Company adopted Statement of Financial Accounting Standard (SFAS) 142, which requires the valuation of indefinite lived intangible assets and goodwill. As required, the Company performed an initial impairment assessment and an annual impairment assessment using an independent third party appraiser. This independent review resulted in a $266 million ($572 million before minority interests) cumulative effect impairment charge upon adoption on January 1, 2002 and a $4.6 billion impairment charge in the fourth quarter of 2002. These impairment charges increased loss from operations to approximately $4.3 billion for the year ending December 31, 2002, as compared to approximately $1.2 billion of restated losses from operations a year ago.

         Net loss applicable to common stock and loss per share for the year ended December 31, 2002 were $2.5 billion and $8.55, respectively. Annual capital expenditures totaled approximately $2.2 billion for 2002. Net cash flows from operating activities, as reported on the statement of cash flows, for the year ended December 31, 2002 were $748 million.

         Mr. Vogel said revenue growth for both the quarter and the year was the result of continued increases in digital and high-speed data customers and related revenues. Throughout 2002, the Company increased its revenues by foregoing deeply discounted offers for its video products in an effort to reduce controllable churn in its customer base and increase recurring monthly revenue. While the Company saw a decline in basic customers throughout the year and in the fourth quarter, revenue from the sale of analog video services increased approximately $42 million in the fourth quarter, and $194 million on a pro forma basis for the year ended December 31, 2002. Digital revenue increased approximately $24 million in the fourth quarter, and $142 million on a pro forma basis for the year ended December 31, 2002. Revenue from high-speed data services increased approximately $53 million in the fourth quarter, and $181 million on a pro forma basis for the year ended December 31, 2002.

         Mr. Vogel said, "This growth in revenue has been offset somewhat by margin compression primarily attributable to increasing programming costs. The increased cash flow from our high-speed data business, which has incrementally higher and improving margins, was a significant contributor to the increase in adjusted EBITDA. Margins on a percentage basis were relatively equal in the fourth quarter of 2002 and for the year ended December 31, 2002 as compared to a year ago."

SUMMARY OF RESTATEMENTS

         In connection with the audits mentioned above and discussions with the staff of the Securities and Exchange Commission (SEC), the Company concluded that it was appropriate to make certain adjustments to previously reported results. Adjustments were generally required to correct previous interpretations and applications of GAAP consistently followed by the Company since 2000 and throughout the restatement period. In addition, certain adjustments were generally required for transactions that lacked appropriate or necessary supporting documentation or instances where mistakes were made in computations or applications of approved policies. Although the Company does not anticipate that additional adjustments will be required, until the SEC review process has been completed, it is possible that the staff may ask for additional adjustments.

         These adjustments reduced revenue for the first three quarters of 2002 by $38 million, and for the years ending December 31, 2001 and 2000 by $146 million and $108 million, respectively, and decreased reported adjusted EBITDA by $110 million for the first three quarters of 2002, and $292 million and $195 million for the years ending December 31, 2001 and 2000, respectively. Such adjustments represent approximately 1%, 4% and 3% of reported revenues and approximately 8%, 16% and 13% of reported adjusted EBITDA for the respective periods in 2002, 2001 and 2000. The Company's consolidated net loss decreased by $12 million for the first three quarters of 2002 and by $11 million for the year ending December 31, 2001. Net loss increased by $29 million for the year ending December 31, 2000, primarily due to adjustments related to the accounting of original acquisitions and accounting for elements of the rebuild and upgrade activities. The more significant categories of adjustment relate to the following as outlined below.

         LAUNCH INCENTIVES FROM PROGRAMMERS.

         Amounts previously recognized as advertising revenue in connection with the launch of new programming channels have been deferred in the year such launch support was provided, and amortized as a reduction of programming costs based upon the relevant contract term. Such adjustments decreased revenue $30 million for the first three quarters of 2002, and $118 million and $76 million for the years ending December 31, 2001 and 2000, respectively. Additionally, for the year ending December 31, 2000, the Company increased marketing expense by $24 million for other promotional activities associated with launching new programming services previously deferred and subsequently amortized. The corresponding amortization of such deferred revenues reduced programming expenses by $36 million for the first three quarters of 2002, and $27 million and $5 million for the years ending December 31, 2001 and 2000, respectively.

         CUSTOMER INCENTIVES AND INDUCEMENTS.

         Certain marketing inducements paid to encourage potential customers to switch from satellite providers to Charter branded services and enter into multi-period service agreements were previously deferred and recognized as amortization expense over the life of customer contracts. These amounts have been reclassified as a reduction of revenue in the period such inducements were paid. Revenue declined $5 million for the first three quarters of 2002, and $19 million and $2 million for the years ending December 31, 2001 and 2000, respectively.

          CAPITALIZED LABOR AND OVERHEAD COSTS.

         Certain elements of labor costs and related overhead allocations previously capitalized as part of the Company's rebuild activities, customer installation and new service introductions have been expensed in the period incurred. Such adjustments increased operating expenses by $73 million for the first three quarters of 2002, and $93 million and $52 million for the years ending December 31, 2001 and 2000, respectively.

         CUSTOMER ACQUISITION COSTS.

         Certain customer acquisition campaigns were conducted through third party contractors in 2000, 2001 and portions of 2002. The costs of these campaigns were originally deferred and recognized as amortization expense over the relevant customer contract terms. These amounts have been reported as marketing expense in the period incurred and totaled $32 million for the first three quarters of 2002, and $59 million and $4 million and for the years ending December 31, 2001 and 2000, respectively. The Company determined in the second quarter of 2002 that the benefits of this program did not justify its continued practice and it was eliminated in the end of the third quarter as contracts for third party vendors expired.

         REBUILD AND UPGRADE OF CABLE SYSTEMS.

         In 2000, the Company initiated a three-year program to replace and upgrade a substantial portion of its network at an estimated cost of $4 billion. In connection with this plan, the Company assessed the carrying value of, and the associated depreciable lives of, various assets to be replaced. The Company determined that accelerated depreciation expense recognized on $1.7 billion of the asset base was in error, which overstated depreciation and amortization expense by $405 million for the first three quarters of 2002, and $324 million and $113 million in the years ending 2001 and 2000, respectively.

         DEFERRED TAX LIABILITIES/FRANCHISE ASSETS.

         As previously announced on November 19, 2002, adjustments to record deferred tax liabilities associated with the acquisition of various cable television businesses throughout 1999 and 2000 were made. These adjustments increased amounts assigned to franchise assets with a corresponding increase in deferred tax liabilities. In addition, a correction was made to reduce amounts assigned to assets identified for replacement over the three-year period of the Company's rebuild and upgrade of its network and to adjust the related depreciation method for these assets. This increased the amount assigned to the network assets to be retained and also to franchise assets with a resulting reduction in depreciation and amortization expense for the years restated.

         OTHER ADJUSTMENTS.

         In addition to the items described above, reductions to 2000 revenues include the reversal of other advertising revenues totaling $17 million from equipment vendors reclassified as a reduction of related capital expenditures. Other increases or reclassifications of expenses that impacted adjusted EBITDA, principally in 2000, include expensing certain marketing and customer acquisition costs previously charged against purchase accounting reserves, certain tax reclassifications from tax expense to operating costs, and reclassifying management fee revenue from a failed joint venture to losses from investments.

         The following pro forma amounts reflect acquisitions as if they had happened as of the earliest period reported, which vary slightly from previously reported data as a result of the timing of various acquisitions. In the Addendum to this press release are financial summaries that show our actual historical results as originally reported, and as adjusted, to reflect the restatements. Additionally, the financial summaries show pro forma adjustments to historical results as reported. The following is a summary of the restatements by fiscal year.

2001 RESTATEMENTS

         For the year ended December 31, 2001, pro forma revenue declined by $146 million, or approximately 4%, from a reported $4.1 billion to a restated $4.0 billion. Pro forma adjusted EBITDA declined $292 million, or approximately 16% from a reported $1.8 billion to a restated $1.5 billion. Pro forma loss from operations increased $4 million, or less than 1%, to $1.2 billion.

2000 RESTATEMENTS

         For the year ended December 31, 2000, pro forma revenue declined $108 million, or approximately 3%, from a reported $3.6 billion to a restated $3.5 billion. Pro forma adjusted EBITDA declined $195 million, or approximately 12%, from a reported $1.6 billion to a restated $1.5 billion. Pro forma loss from operations increased $117 million, or approximately 12%, from a reported $1.0 billion to a restated $1.1 billion in 2000.

2003 OUTLOOK

         Mr. Vogel said, "With the restatements essentially complete, we have a baseline from which to measure Charter's business and results of operations going forward. The potential strength of our advanced broadband platform is increasingly evident given we served in excess of 10.4 million revenue generating units (RGUs) at year-end and generate approximately $4.6 billion in annual operating revenues. RGUs represent the combination of our analog video customers, digital customers, high-speed data customers and customers of our limited roll out of telephony services. Our rebuild and upgrade activities are substantially complete and we have demonstrated our ability to deliver advanced services to many of our customers. We have recently added proven, experienced talent to our management team to address the challenges of the marketplace. These positive factors will provide us the opportunity to re-energize this Company around common goals to focus on our customers, and empower and support our local management with the goal of improving our financial and operational performance in the future. We believe that our plan to improve our operations initially announced last October is already showing positive results."

         The Company's plan is to continue its efforts to grow revenue and adjusted EBITDA through the sale of broadband services, principally packages of cable television programming and high-speed data services for both residential and business customers. The Company's primary strategy to increase revenue in 2003 is to seek to increase the penetration of its high-speed data packages. The Company also plans on slowing its digital unit growth as compared to prior years and repackaging digital program tiers to its customers with the expectation of increasing its return on invested capital in the digital platform.

         A plan to improve operating efficiency and rationalize Company operations was first announced by Mr. Vogel in October 2002. As part of the plan, Mr. Vogel together with Maggie Bellville, Executive Vice President and COO, have recruited leadership for the Company's new operating divisions, as well as new senior management in various other disciplines. This new leadership brings decades of experience in the industry, proven success and demonstrated expertise in their areas of responsibility. The Company has also restructured its operating management into five operating divisions from three divisions and ten regions.

         Mr. Vogel said the Company has significantly reduced its workforce from approximately 18,600 full time equivalent employees at December 31, 2002 to approximately 17,300 at March 31, 2003, with further reductions anticipated. Costs associated with this reduction were recorded as a special charge as reported in the previously stated 2002 Overview section. While the Company believes this reorganization will improve its operating performance, Mr. Vogel said it will take time to realize expected results.

         Mr. Vogel said the Company's 2003 efforts would include a heightened focus on execution seeking to improve the customer experience in an effort to stabilize its customer base especially as it relates to its analog video customers, and to increase operating revenue and adjusted EBITDA throughout 2003. In addition, the Company expects to reduce capital expenditures from prior year amounts in an effort to attain free cash flow, including cash interest expense. The Company expects its growth in operating revenue will be driven by continuing the bundling of analog and digital video with high-speed data in service packages at attractive and competitive price points; providing value-added digital services like video on demand, subscription video on demand, interactive channels and high definition television services which may reduce churn in today's highly competitive marketplace. The Company has also increased the degree of customer choice in our digital service packages; offering new digital sports, family and movie tiers in an effort to better satisfy customer programming needs and market demands.

         In addition, the Company expects its capital expenditures to decline significantly to approximately $1.0 billion to $1.1 billion in 2003, as substantially all of its rebuild and upgrade activities are complete.

PROPOSAL FROM PAUL ALLEN TO SUPPORT COVENANT COMPLIANCE

         In February 2003, the Company received a proposal from Paul Allen, Chairman of the Charter Board, offering to provide a backup credit facility of up to $300 million to the Company and certain of its subsidiaries to provide assistance in meeting certain covenants under existing credit facilities. The Company's Board of Directors has formed a Special Committee to evaluate this proposal. This Special Committee has retained financial and legal advisors to assist it.

CONFERENCE CALL

         The Company will host a conference call Tuesday, April 1, 2003 at 11:00 a.m. Eastern Time (ET) related to the contents of this release.

         The conference call will be broadcast live via the Company's website at www.charter.com. The call can be accessed through the "Investor Center" portion of the website, via the "About Us" heading at the top of the page. Participants should go to the call link at least 10 minutes prior to the start time to register.

         Those parties interested in participating via telephone should dial
888.233.1576. International participants should dial 706.643.3458.

ABOUT CHARTER COMMUNICATIONS

         Charter Communications, A Wired World Company(TM), is the nation's third-largest broadband communications company. Charter provides a full range of advanced broadband services to the home, including cable television on an advanced digital video programming platform via Charter Digital Cable(R) brand and high-speed Internet access marketed under the Charter Pipeline(R) brand. Commercial high-speed data, video and Internet solutions are provided under the Charter Business Networks(TM) brand. Advertising sales and production services are sold under the Charter Media(TM) brand. More information about Charter can be found at www.charter.com.

                                      # # #




Contacts:
---------
Media                                                Analysts
Deb Seidel                                           Mary Jo Moehle
314-543-5703                                         314-543-2397
dseidel@chartercom.com                               mmoehle@chartercom.com


Cautionary Statement Regarding Forward-Looking Statements:

This news release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial, including, without limitation, the statements under the sections entitled "2002 Overview" and "2003 Outlook." Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release are set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission, or the SEC, and include, but are not limited to:

        o our ability to sustain and grow revenues and cash from operations by offering video and data services and to maintain a stable customer base, particularly in the face of increasingly aggressive competition from other service providers;

        o our ability to comply with all covenants in our credit facilities and indentures, any violation of which would result in a violation of the applicable facility or indenture and could trigger a default of other obligations under cross default provisions;

        o availability of funds to meet interest payment obligations under our debt and to fund our operations and necessary capital expenditures, either through cash from operations, further borrowings or other sources;

        o any adverse consequences arising out of the restatement of our financial statements described herein;

        o the results of the pending grand jury investigation by the United States Attorney's Office for the Eastern District of Missouri, the pending SEC investigation and the putative class action and derivative shareholders litigation against us;

        o the cost and availability of funding to refinance the existing debt that becomes due commencing in 2005;

        o   our ability to achieve free cash flow;

        o   our ability to obtain programming at reasonable prices;

        o general business conditions, economic uncertainty or slowdown and potential international conflict;

        o the impact of any armed conflict, including loss of customers in areas with large numbers of military personnel; and

        o   the effects of governmental regulation on our business.

All forward-looking statements attributable to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no obligation to update any of the forward looking statements after the date of this news release to conform these statements to actual results or to changes in our expectations.

                  CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)


                                                             THREE MONTHS ENDING
                                                                  DECEMBER 31,
                                                  ----------------------------------------------
                                                     2002             2001             2000
                                                  ------------   --------------   --------------
                                                                   (RESTATED)      (RESTATED)
REVENUES:
   Analog video ..............................    $        776   $          734   $          642
   Digital video .............................             122               98               41
   Cable modem ...............................             106               53               18
   Advertising sales .........................              87               67               29
   Other .....................................              98               99               94
                                                  ------------   --------------   --------------
      Total revenues .........................           1,189            1,051              824
                                                  ------------   --------------   --------------

COSTS AND EXPENSES:
   Analog video programming ..................             256              233              206
   Digital video .............................              39               33               15
   Cable modem ...............................              34               24                8
   Advertising sales .........................              24               18               16
   Service ...................................             124              105               79
   General and administrative ................             215              193              123
   Marketing .................................              40               43               31
   Depreciation and amortization .............             376              715              647
   Impairment of franchises ..................           4,638               --               --
   Option compensation expense ...............               1                2                7
   Special charges ...........................              35               18               --
                                                  ------------   --------------   --------------
      Operating expenses .....................           5,782            1,384            1,132
                                                  ------------   --------------   --------------
      Loss from operations ...................          (4,593)            (333)            (308)

OTHER EXPENSES
   Interest, net .............................            (391)            (349)            (293)
   Loss on equity investments ................              (1)              (7)             (20)
   Other, net ................................              (4)              33               (2)
                                                  ------------   --------------   --------------
                                                          (396)            (323)            (315)
                                                  ------------   --------------   --------------
Loss before minority interest and income taxes          (4,989)            (656)            (623)

Minority interest ............................           2,674              347              363
                                                  ------------   --------------   --------------
Loss before income taxes .....................          (2,315)            (309)            (260)

Income tax benefit ...........................             444                7                7
                                                  ------------   --------------   --------------
Net loss......................................          (1,871)            (302)            (253)

Dividends on preferred stock - redeemable ....              (1)              (1)              --
                                                  ------------   --------------   --------------
Net loss applicable to common stock ..........    $     (1,872)  $         (303)  $         (253)
                                                  ============   ==============   ==============
Basic and diluted loss per share .............    $      (6.36)  $        (1.03)  $        (1.08)
                                                  ============   ==============   ==============
Weighted average common shares outstanding ...     294,457,134      294,384,003      233,738,668
                                                  ============   ==============   ==============

           Addendum to Charter Communications, Inc. Earnings Release
                          Year Ended December 31, 2002

                  CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

                                                                YEAR ENDING DECEMBER 31,
                                                     --------------------------------------------
                                                         2002            2001            2000
                                                     ------------    ------------    ------------
                                                                      (RESTATED)      (RESTATED)
REVENUES:
   Analog video ..................................   $      3,083    $      2,768    $      2,503
   Digital video .................................            457             307              89
   Cable modem ...................................            340             155              55
   Advertising sales .............................            302             197             142
   Other .........................................            384             380             352
                                                     ------------    ------------    ------------
      Total revenues .............................          4,566           3,807           3,141
                                                     ------------    ------------    ------------

COSTS AND EXPENSES:
   Analog video programming ......................          1,012             874             741
   Digital video .................................            159             103              34
   Cable modem ...................................            112              65              25
   Advertising sales .............................             87              64              57
   Service .......................................            434             374             328
   General and administrative ....................            813             696             505
   Marketing .....................................            153             136             103
   Depreciation and amortization .................          1,437           2,682           2,398
   Impairment of franchises ......................          4,638              --              --
   Option compensation expense (income) ..........              5              (5)             38
   Special charges ...............................             36              18              --
                                                     ------------    ------------    ------------
      Operating expenses .........................          8,886           5,007           4,229
                                                     ------------    ------------    ------------
      Loss from operations .......................         (4,320)         (1,200)         (1,088)

OTHER EXPENSES:
   Interest, net .................................         (1,506)         (1,313)         (1,042)
   Loss on equity investments ....................             (3)            (54)            (19)
   Other, net ....................................           (118)            (66)             (1)
                                                     ------------    ------------    ------------
                                                           (1,627)         (1,433)         (1,062)
                                                     ------------    ------------    ------------
Loss before minority interest, income taxes and
     cumulative effect on accounting change ......         (5,947)         (2,633)         (2,150)

Minority interest ................................          3,179           1,464           1,282
                                                     ------------    ------------    ------------
Loss before income taxes and cumulative effect
     accounting change ...........................         (2,768)         (1,169)           (868)

Income tax benefit ...............................            520              12              10
                                                     ------------    ------------    ------------
Loss before cumulative effect of accounting change         (2,248)         (1,157)           (858)

Cumulative effect of accounting change ...........           (266)            (10)             --
                                                     ------------    ------------    ------------
Net loss .........................................         (2,514)         (1,167)           (858)

Dividends of preferred stock - redeemable ........             (3)             (1)             --
                                                     ------------    ------------    ------------
Net loss applicable to common stock ..............   $     (2,517)   $     (1,168)   $       (858)
                                                     ============    ============    ============
Basic and diluted loss per share .................   $      (8.55)   $      (4.33)   $      (3.80)
                                                     ============    ============    ============
Weighted average common shares outstanding .......    294,440,261     269,594,386     225,697,775
                                                     ============    ============    ============

           Addendum to Charter Communications, Inc. Earnings Release
                          Year Ended December 31, 2002

                  CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
                      UNAUDITED CONSOLIDATED BALANCE SHEETS
                              (DOLLARS IN MILLIONS)


                                                                                                   DECEMBER 31,
                                                                                        ---------------------------------
                                                                                          2002         2001        2000
                                                                                        -------      -------      -------
                                                                                                    (RESTATED)   (RESTATED)
                              ASSETS

CURRENT ASSETS:
   Cash and cash equivalents.........................................................   $   321      $     2      $   131
   Accounts receivable, net of allowance for doubtful accounts ......................       259          292          209
   Receivables from related party ...................................................         8            5           --
   Prepaid expenses and other current assets ........................................        45           70           87
                                                                                        -------      -------      -------
         Total current assets .......................................................       633          369          427
                                                                                        -------      -------      -------

INVESTMENT IN CABLE PROPERTIES:
   Property, plant and equipment, net ...............................................     7,679        6,914        4,829
   Franchises, net ..................................................................    13,727       18,911       18,835
                                                                                        -------      -------      -------
         Total investment in cable properties, net ..................................    21,406       25,825       23,664
                                                                                        -------      -------      -------
OTHER ASSETS ........................................................................       345          269          261
                                                                                        -------      -------      -------
         Total assets ...............................................................   $22,384      $26,463      $24,352
                                                                                        =======      =======      =======

                LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accounts payable and accrued expenses ............................................   $ 1,405      $ 1,379      $ 1,343
                                                                                        -------      -------      -------
         Total current liabilities...................................................     1,405        1,379        1,343
                                                                                        -------      -------      -------
LONG-TERM DEBT ......................................................................    18,671       16,343       13,061

DEFERRED MANAGEMENT FEES - RELATED PARTY ............................................        14           14           14

OTHER LONG-TERM LIABILITIES .........................................................     1,177        1,682        1,517

MINORITY INTEREST ...................................................................     1,025        4,409        4,546

REDEEMABLE SECURITIES ...............................................................        --           --        1,104

PREFERRED STOCK - REDEEMABLE ........................................................        51           51           --

SHAREHOLDERS' EQUITY ................................................................        41        2,585        2,767
                                                                                        -------      -------      -------
          Total liabilities and shareholders' equity ................................   $22,384      $26,463      $24,352
                                                                                        =======      =======      =======

           Addendum to Charter Communications, Inc. Earnings Release
                          Year Ended December 31, 2002

                  CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
                 UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (DOLLARS IN MILLIONS)

                                                                                                   YEAR ENDING DECEMBER 31,
                                                                                             ---------------------------------
                                                                                              2002          2001        2000
                                                                                             -------      -------      -------
                                                                                                          (RESTATED)   (RESTATED)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss ..............................................................................   $(2,514)     $(1,167)     $  (858)
   Adjustments to reconcile net loss to net cash flows from operating activities:
      Minority interest ..................................................................    (3,179)      (1,464)      (1,282)
      Depreciation and amortization ......................................................     1,437        2,682        2,398
      Impairment of franchises ...........................................................     4,638           --           --
      Option compensation expense ........................................................         5           (5)          38
      Noncash interest expense ...........................................................       395          295          174
      Loss on equity investments .........................................................         3           54           19
      Loss on derivative instruments and hedging activities ..............................       115           50           --
      Deferred income taxes ..............................................................      (520)         (12)         (10)
      Change in accounting principle .....................................................       266           10           --
   Changes in operating assets and liabilities, net of effects from acquisitions:
      Accounts receivable ................................................................        27          (73)        (130)
      Prepaid expenses and other current assets ..........................................        26          (11)          (2)
      Accounts payable and accrued expenses ..............................................        52          125          523
      Receivables from and payables to related party,
       including deferred management fees ................................................        (3)          --          (35)
      Other ..............................................................................        --            5           (7)
                                                                                             -------      -------      -------
          Net cash flows from operating activities .......................................       748          489          828
                                                                                             -------      -------      -------

CASH FLOWS FROM INVESTING ACTIVITIES:

   Purchases of property, plant and equipment ............................................    (2,222)      (3,001)      (2,536)
   Payments for acquisitions, net of cash acquired .......................................      (139)      (1,755)      (1,188)
   Purchases of investments ..............................................................       (12)          (3)         (59)
   Other investing activities ............................................................        10          (15)          32
                                                                                             -------      -------      -------
          Net cash flows from investing activities .......................................    (2,363)      (4,774)      (3,751)
                                                                                             -------      -------      -------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issuance of common stock.................................................         2        1,223           --
   Borrowings of long-term debt ..........................................................     4,106        7,310        7,505
   Repayments of long-term debt ..........................................................    (2,134)      (4,290)      (4,500)
   Payments for debt issuance costs.......................................................       (40)         (87)         (85)
                                                                                             -------      -------      -------
          Net cash flows from financing activities .......................................     1,934        4,156        2,920
                                                                                             -------      -------      -------
NET INCREASE IN CASH AND CASH EQUIVALENTS ................................................       319         (129)          (3)

CASH AND CASH EQUIVALENTS, beginning of period ...........................................         2          131          134
                                                                                             -------      -------      -------
CASH AND CASH EQUIVALENTS, end of period .................................................   $   321      $     2      $   131
                                                                                             =======      =======      =======
CASH PAID FOR INTEREST ...................................................................   $ 1,103      $   994      $   772
                                                                                             =======      =======      =======

           Addendum to Charter Communications, Inc. Earnings Release
                          Year Ended December 31, 2002

                  CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
                    UNAUDITED SUMMARY OF OPERATING STATISTICS

                                                                         APPROXIMATE AS OF DECEMBER 31,
                                                                         ------------------------------
                                                                            2002                2001
                                                                         ----------          ----------
VIDEO SERVICES:
  ANALOG VIDEO:
      Estimated Homes Passed (a) ...................................     11,925,000          11,502,000

      Residential (non-bulk) analog video customers (b) ............      6,328,900           6,688,700
      Multi-dwelling and commercial unit customers (b) .............        249,900             247,500
                                                                         ----------          ----------
          Total analog video customers (b) .........................      6,578,800           6,936,200
                                                                         ----------          ----------

      Estimated penetration of analog video homes passed (a) (b) (c)             55%                 60%

DIGITAL VIDEO:
      Estimated digital homes passed (a) ...........................     11,547,000          10,638,300
      Digital customers (d) ........................................      2,682,800           2,144,800
      Estimated penetration of digital homes passed (c) (d) ........             23%                 20%
      Digital percentage of analog video customers (b) (d) (e) .....             41%                 31%

      Digital set-top terminals deployed ...........................      3,772,600           2,951,400

      Video-on-demand homes passed .................................      3,195,000           1,995,000

HIGH-SPEED DATA SERVICES:
     Estimated cable modem homes passed (a) ........................      9,826,000           7,561,000
     Residential cable modem customers (f) (g) .....................      1,138,100             552,900
      Estimated penetration of cable modem homes passed (c) ........             12%                  7%

     Dial-up customers .............................................         14,200              37,100

REVENUE GENERATING UNITS(H):
  Analog video customers (b) .......................................      6,578,800           6,936,200
  Digital customers (d) ............................................      2,682,800           2,144,800
  Cable modem customers (f) (g) ....................................      1,138,100             552,900

  Telephony customers (i) ..........................................         22,800                  --
                                                                         ----------          ----------
      Total revenue generating units (h) ...........................     10,422,500           9,633,900
                                                                         ==========          ==========
  Customer relationships (j) .......................................      6,634,700           6,953,700



                                                                              FOR THE YEAR ENDED
                                                                                  DECEMBER 31,
                                                                         ------------------------------
                                                                            2002                2001
                                                                         ----------          ----------
Average monthly revenue per customer relationship (j) (k)............    $       57          $       47


"Customers" include all persons corporate billing records show as receiving service, regardless of their payment status, except for complimentary accounts, such as Charter employees, and 45,000 accounts that were reserved at year end 2001 to address pending disconnects. Of the total customers reported for December 31, 2002, 93,000 customers were more than 60 days overdue, 5,000 customers were more than 90 days overdue, and 1,000 customers were more than 120 days overdue. Of the total customers reported for December 31, 2001, 160,000 customers were more than 60 days overdue, 55,000 customers were more than 90 days overdue, and 31,000 customers were more than 120 days overdue. For 2002 and 2001, the year end financial statements of the Company reflect a reserve for uncollectible accounts that the Company and its outside auditors deemed sufficient. The adequacy of the 45,000 customer reserve, the disconnect policies, the application of those policies and their effect on the customer totals reported by the Company during 2001 and prior periods are currently under investigation by the United States Attorney's Office for the Eastern District of Missouri and the Securities and Exchange Commission. Those investigations are not complete. When the Company publicly announced its 2001 results on February 11, 2002, the Company also announced that it expected the number of customers to be reduced by 120,000 during the first quarter of 2002 as a result of tightened disconnect and credit policies. The Company ultimately reported a loss of 145,000 customers in that quarter.

(a) Homes passed represents the estimated number of living units, such as single family homes, apartments units and condominium units passed by the cable distribution network in a given area to which we offer the service indicated.

(b) Analog video customers include all customers who receive video services (including those who also purchase cable modem and telephony services), but exclude approximately 55,900 and 17,500 customer relationships, respectively, who pay for cable modem service only and who are only counted as cable modem customers. This represents a change in our methodology from prior reports through September 30, 2002, in which cable modem only customer relationships were included within our analog video customers in light of the fact that they were entitled to receive our most basic level of analog video service. Had we previously utilized this new reporting methodology, analog video customers (excluding cable modem only) would have been 6,647,600 as of September 30, 2002. Commercial and multi-dwelling structures are calculated on an equivalent bulk unit ("EBU") basis. EBU is calculated for a system by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. The EBU method of estimating analog video customers is consistent with the methodology used in determining costs paid to programmers and has been consistently applied year over year. Our policy is not to count complimentary accounts (such as Charter employees) as customers.


           Addendum to Charter Communications, Inc. Earnings Release
                          Year Ended December 31, 2002

(c) Penetration represents customers as a percentage of homes passed.

(d) Digital video customers include all households that have one or more digital set-top terminals. Included in digital video customers at December 31, 2002 and 2001 are 27,500 and 34,800 customers, respectively, that receive digital video service directly through satellite transmission.

(e) Represents the number of digital video customers as a percentage of analog video customers.

(f) As noted above, all of these customers also receive video service and are included in the video statistics above, except that the video statistics do not include approximately 55,900 and 17,500 customers at December 31, 2002 and 2001, respectively, who were cable modem only customers and were entitled to receive only our most basic analog video service.

(g) Commercial customers have historically been calculated on an Equivalent Modem Unit basis (EMUs). EMUs calculated under the historical method were 98,700 and 54,800 as of December 31, 2002 and 2001, respectively. Given the growth plans for our commercial data business, we do not believe that converting commercial revenues to residential customer counts is the most meaningful way to disclose or describe this growing business. The amounts are not included in the above totals.

(h) Revenue generating units represent the sum total of all primary analog video, digital video, high-speed data and telephony customers, not counting additional outlets within one household. For example, a customer who receives two types of services (such as analog video and digital video) would be treated as two revenue generating units, and if that customer added on cable modem service, the customer would be treated as three revenue generating units. This statistic is computed in accordance with the guidelines of the National Cable & Telecommunications Association (NCTA) that have been adopted by eleven publicly traded cable operators (including Charter Communications, Inc.) as an industry standard.

(i) Telephony customers include all households purchasing telephone service. On January 1, 2002, 16,100 telephony customers were acquired as a result of the AT&T Broadband transaction.

(j) Customer relationships include the number of customers that receive at least one level of service encompassing video, cable modem and telephony services, without regard to which service(s) customers purchase. This statistic is computed in accordance with the guidelines of the NCTA that have been adopted by eleven publicly traded cable operators (including Charter Communications, Inc.) as an industry standard.

(k) Average monthly revenue per customer relationship represents total revenue, divided by twelve, divided by the average number of customer relationships on an annualized basis.

           Addendum to Charter Communications, Inc. Earnings Release
                          Year Ended December 31, 2002

                  CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
                        SUMMARY OF UNAUDITED RESTATEMENTS
                              (DOLLARS IN MILLIONS)


                                                       3RD QUARTER 2002              4TH QUARTER 2002
                                          ---------------------------------------    ----------------
                                             AS          RESTATEMENT      RESTATED          AS
                                          REPORTED       ADJUSTMENTS       ACTUAL        REPORTED
                                          -------      -------------       ------    ----------------
Revenues                                  $ 1,179      $         (13)      $1,166    $          1,189

Costs and expenses:
  Operating (excluding items below)           476                (21)         455                 477
  Selling, general and administrative         205                 40          245                 255
  Depreciation and amortization               514               (168)         346                 376
  Impairment of franchises                     --                 --           --               4,638
  Option compensation expense                   1                 --            1                   1
  Special charges                              --                 --           --                  35
                                          -------      -------------       ------    ----------------
Loss from operations                      $   (17)     $         136       $  119    $         (4,593)
                                          =======      =============       ======    ================
Adjusted EBITDA (a)                                                                  $            457
                                                                                     ================



                                                       3RD QUARTER 2002
                                          ----------------------------------------
                                             AS          RESTATEMENT       RESTATED
                                          REPORTED       ADJUSTMENTS        ACTUAL
                                          -------      -------------       -------
Revenues                                  $ 4,604      $         (38)       $ 4,566


Costs and expenses:
  Operating (excluding items below)         1,803                  1         1,804
  Selling, general and administrative         895                 71           966
  Depreciation and amortization             1,869               (432)        1,437
  Impairment of franchises                  4,638                  -         4,638
  Option compensation expense                   4                  1             5
  Special charges                              35                  1            36
                                          -------      -------------       -------

Loss from operations                      $(4,640)     $         320       $(4,320)
                                          =======      =============       =======
Adjusted EBITDA (a)                       $ 1,906      $        (110)      $ 1,796
                                          =======      =============       =======
Adjusted EBITDA margin (b)                     41%                              39%
                                          =======                          =======



(a) Adjusted EBITDA is defined as revenues less operating expenses, and selling, general and administrative expenses.

(b) Adjusted EBITDA margin represents adjusted EBITDA as a percentage of revenues.

           Addendum to Charter Communications, Inc. Earnings Release
                          Year Ended December 31, 2002

                  CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
                SUMMARY OF UNAUDITED 2002 QUARTERLY RESTATEMENTS
                              (DOLLARS IN MILLIONS)


                                                                 1st Quarter 2002
                                                   --------------------------------------------
                                                      As            Restatement        Restated
                                                   Reported         Adjustments         Actual
                                                   --------         -----------         ------
Revenues                                           $ 1,078           $    (4)          $ 1,074

Costs and expenses:
      Operating (excluding items below)                429                (3)              426
      Selling, general and administrative              199                23               222
      Depreciation and amortization                    487              (161)              326
      Option compensation expense                        1                 1                 2
      Special charges                                 --                   1                 1
                                                   -------           -------           -------
Loss from operations                               $   (38)          $   135           $    97
                                                   =======           =======           =======

                                                             2nd Quarter 2002
                                                  -----------------------------------------
                                                     As          Restatement       Restated
                                                  Reported       Adjustments        Actual
                                                  --------       -----------        ------
Revenues                                           $1,158          $  (21)          $1,137

Costs and expenses:
      Operating (excluding items below)               421              25              446
      Selling, general and administrative             236               8              244
      Depreciation and amortization                   492            (103)             389
      Option compensation expense                       1            --                  1
                                                   ------          ------           ------
Loss from operations                               $    8          $   49           $   57
                                                   ======          ======           ======


            Addedum to Charter Communications, Inc. Earnings Release
                          Year Ended December 31, 2002
                                  Page 8 of 14

                  CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
             SUMMARY OF UNAUDITED ACTUAL AND PRO FORMA RESTATEMENTS
                              (DOLLARS IN MILLIONS)


                                                                           Year Ending December 31, 2001
                                               ----------------------------------------------------------------------------------
                                                  As             Restatement         Restated          Pro Forma         Restated
                                               Reported          Adjustments          Actual         Adjustments (a)    Pro Forma
                                               --------          -----------          ------         ---------------    ---------
Revenues                                       $ 3,953            $  (146)           $ 3,807            $   162          $ 3,969

Costs and expenses:
      Operating (excluding items below)          1,369                111              1,480                 64            1,544
      Selling, general and administrative          797                 35                832                 50              882
      Depreciation and amortization              3,010               (328)             2,682                 48            2,730
      Option compensation expense                  (45)                40                 (5)              --                 (5)
      Special charges                               18               --                   18               --                 18
                                               -------            -------            -------            -------          -------
Loss from operations                           $(1,196)           $    (4)           $(1,200)           $  --            $(1,200)
                                               =======            =======            =======            =======          =======
Adjusted EBITDA (b)                            $ 1,787            $  (292)           $ 1,495            $    48          $ 1,543
                                               =======            =======            =======            =======          =======
Adjusted EBITDA margin (c)                          45%                                   39%                                39%
                                               =======                               =======                             =======

                                                                       Year Ending December 31, 2000
                                              ------------------------------------------------------------------------------------
                                                 As             Restatement         Restated          Pro Forma          Restated
                                              Reported          Adjustments          Actual         Adjustments (a)      Pro Forma
                                              --------          -----------          ------         ---------------      ---------
Revenues                                      $ 3,249            $  (108)           $ 3,141            $   360           $ 3,501

Costs and expenses:
      Operating (excluding items below)         1,036                149              1,185                123             1,308
      Selling, general and administrative         670                (62)               608                131               739
      Depreciation and amortization             2,473                (75)             2,398                139             2,537
      Option compensation expense                  41                 (3)                38               --                  38
                                              -------            -------            -------            -------           -------

Loss from operations                          $  (971)           $  (117)           $(1,088)           $   (33)          $(1,121)
                                              =======            =======            =======            =======           =======

Adjusted EBITDA (b)                           $ 1,543            $  (195)           $ 1,348            $   106           $ 1,454
                                              =======            =======            =======            =======           =======
Adjusted EBITDA margin (c)                         47%                                   43%                                  42%
                                              =======                               =======                              =======

(a) The pro forma adjustments reflect all significant acquisitions and dispositions closed during 2001 and 2000, as if the transactions closed on January 1, 2000. The pro forma financial information has been presented for comparative purposes and does not purport to be indicative of the consolidated results of operations had these transactions been completed as of the assumed date or which may be obtained in the future.

(b) Adjusted EBITDA is defined as revenues less operating expenses, and selling, general and administrative expenses.

(c) Adjusted EBITDA margin represents adjusted EBITDA as a percentage of revenues.


            Addedum to Charter Communications, Inc. Earnings Release
                          Year Ended December 31, 2002
                                  Page 9 of 14

                  CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
                SUMMARY OF UNAUDITED 2001 QUARTERLY RESTATEMENTS
                              (DOLLARS IN MILLIONS)

                                                                 3rd Quarter 2001
                                                   --------------------------------------------
                                                      As            Restatement        Restated
                                                   Reported         Adjustments         Actual
                                                   --------         -----------         ------
Revenues                                           $ 1,044           $   (42)          $ 1,002

Costs and expenses:
      Operating (excluding items below)                364                29               393
      Selling, general and administrative              213                14               227
      Depreciation and amortization                    775               (90)              685
      Option compensation expense                      (57)               40               (17)
                                                   -------           -------           -------
Loss from operations                               $  (251)          $   (35)          $  (286)
                                                   =======           =======           =======


                                                                4th Quarter 2001
                                                   -------------------------------------------
                                                      As            Restatement        Restated
                                                   Reported         Adjustments         Actual
                                                   --------         -----------         ------
Revenues                                           $ 1,107           $   (56)          $ 1,051

Costs and expenses:
      Operating (excluding items below)                384                29               413
      Selling, general and administrative              219                17               236
      Depreciation and amortization                    818              (103)              715
      Option compensation expense                        1                 1                 2
      Special charges                                   18              --                  18
                                                   -------           -------           -------
Loss from operations                               $  (333)          $  --             $  (333)
                                                   =======           =======           =======
Adjusted EBITDA (a)                                $   504           $  (102)          $   402
                                                   =======           =======           =======

No significant acquisitions or dispositions occurred subsequent to July 1, 2001.

      (a) Adjusted EBITDA is defined as revenues less operating expenses, and selling, general and administrative expenses.


            Addedum to Charter Communications, Inc. Earnings Release
                          Year Ended December 31, 2002
                                  Page 10 of 14

                  CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
      SUMMARY OF UNAUDITED 2001 QUARTERLY ACTUAL AND PRO FORMA RESTATEMENTS
                              (DOLLARS IN MILLIONS)

                                                                             1st Quarter 2001
                                                  -------------------------------------------------------------------------
                                                     As          Restatement      Restated      Pro Forma         Restated
                                                  Reported       Adjustments       Actual     Adjustments (a)     Pro Forma
                                                  --------       -----------       ------     ---------------     ---------
Revenues                                           $ 874           $ (17)          $ 857           $  79           $ 936

Costs and expenses:
      Operating (excluding items below)              307              22             329              32             361
      Selling, general and administrative            179               3             182              25             207
      Depreciation and amortization                  696             (63)            633              24             657
      Option compensation expense                      6            --                 6            --                 6
                                                   -----           -----           -----           -----           -----
Loss from operations                               $(314)          $  21           $(293)          $  (2)          $(295)
                                                   =====           =====           =====           =====           =====

                                                                            2nd Quarter 2001
                                                  ----------------------------------------------------------------------
                                                     As          Restatement      Restated      Pro Forma       Restated
                                                  Reported       Adjustments       Actual     Adjustments (a)   Pro Forma
                                                  --------       -----------       ------     ---------------   ---------
Revenues                                           $ 928           $ (31)          $ 897           $  83          $ 980

Costs and expenses:
      Operating (excluding items below)              314              31             345              32            377
      Selling, general and administrative            186               1             187              25            212
      Depreciation and amortization                  721             (72)            649              24            673
      Option compensation expense                      5              (1)              4            --                4
                                                   -----           -----           -----           -----          -----
Loss from operations                               $(298)          $  10           $(288)          $   2          $(286)
                                                   =====           =====           =====           =====          =====

      (a) The pro forma adjustments reflect systems acquired and sold as part of the AT&T Broadband transaction on June 30, 2001, as if the transaction closed on January 1, 2001. The pro forma financial information has been presented for comparative purposes and does not purport to be indicative of the consolidated results of operations had this transaction been completed as of the assumed date or which may be obtained in the future.


            Addedum to Charter Communications, Inc. Earnings Release
                          Year Ended December 31, 2002
                                  Page 11 of 14

                  CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
      SUMMARY OF UNAUDITED 2000 QUARTERLY ACTUAL AND PRO FORMA RESTATEMENTS
                              (DOLLARS IN MILLIONS)

                                                                            3rd Quarter 2000
                                                  ------------------------------------------------------------------------
                                                     As          Restatement      Restated       Pro Forma       Restated
                                                  Reported       Adjustments       Actual      Adjustments (a)   Pro Forma
                                                  --------       -----------       ------      ---------------   ---------
Revenues                                           $ 839           $ (31)          $ 808           $  81           $ 889

Costs and expenses:
      Operating (excluding items below)              263              27             290              27             317
      Selling, general and administrative            177               4             181              29             210
      Depreciation and amortization                  628             (17)            611              32             643
      Option compensation expense                      8               1               9            --                 9
                                                   -----           -----           -----           -----           -----
Loss from operations                               $(237)          $ (46)          $(283)          $  (7)          $(290)
                                                   =====           =====           =====           =====           =====

                                                                            4th Quarter 2000
                                                  -------------------------------------------------------------------------
                                                     As          Restatement      Restated      Pro Forma         Restated
                                                  Reported       Adjustments       Actual     Adjustments (a)     Pro Forma
                                                  --------       -----------       ------     ---------------     ---------
Revenues                                           $ 893           $ (69)          $ 824           $  77           $ 901

Costs and expenses:
      Operating (excluding items below)              287              37             324              25             349
      Selling, general and administrative            173             (19)            154              29             183
      Depreciation and amortization                  695             (48)            647              32             679
      Option compensation expense                      7            --                 7            --                 7
                                                   -----           -----           -----           -----           -----
Loss from operations                               $(269)          $ (39)          $(308)          $  (9)          $(317)
                                                   =====           =====           =====           =====           =====


      (a) The pro forma adjustments reflect all significant acquisitions and dispositions closed during 2001 and 2000, as if the transactions closed on January 1, 2000. The pro forma financial information has been presented for comparative purposes and does not purport to be indicative of the consolidated results of operations had these transactions been completed as of the assumed date or which may be obtained in the future.

            Addedum to Charter Communications, Inc. Earnings Release
                          Year Ended December 31, 2002
                                  Page 12 of 14

                  CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
      SUMMARY OF UNAUDITED 2000 QUARTERLY ACTUAL AND PRO FORMA RESTATEMENTS
                              (DOLLARS IN MILLIONS)

                                                                            1st Quarter 2000
                                                  ------------------------------------------------------------------------
                                                     As          Restatement     Restated       Pro Forma        Restated
                                                  Reported       Adjustments      Actual      Adjustments (a)    Pro Forma
                                                  --------       -----------      ------      ---------------    ---------
Revenues                                           $ 722           $  (1)          $ 721           $ 120           $ 841

Costs and expenses:
      Operating (excluding items below)              233              43             276              44             320
      Selling, general and administrative            152             (25)            127              42             169
      Depreciation and amortization                  546              (6)            540              42             582
      Option compensation expense                     15              (3)             12            --                12
                                                   -----           -----           -----           -----           -----
Loss from operations                               $(224)          $ (10)          $(234)          $  (8)          $(242)
                                                   =====           =====           =====           =====           =====

                                                                           2nd Quarter 2000
                                                 -------------------------------------------------------------------------
                                                    As          Restatement       Restated      Pro Forma         Restated
                                                 Reported       Adjustments        Actual     Adjustments (a)    Pro Forma
                                                 --------       -----------        ------     ---------------    ---------
Revenues                                           $ 795           $  (7)          $ 788           $  82           $ 870

Costs and expenses:
      Operating (excluding items below)              253              42             295              27             322
      Selling, general and administrative            168             (22)            146              31             177
      Depreciation and amortization                  604              (4)            600              33             633
      Option compensation expense                     11              (1)             10            --                10
                                                   -----           -----           -----           -----           -----

Loss from operations                               $(241)          $ (22)          $(263)          $  (9)          $(272)
                                                   =====           =====           =====           =====           =====


      (a) The pro forma adjustments reflect all significant acquisitions and dispositions closed during 2001 and 2000, as if the transactions closed on January 1, 2000. The pro forma financial information has been presented for comparative purposes and does not purport to be indicative of the consolidated results of operations had these transactions been completed as of the assumed date or which may be obtained in the future.


            Addedum to Charter Communications, Inc. Earnings Release
                          Year Ended December 31, 2002
                                  Page 13 of 14

                  CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
  UNAUDITED RECONCILIATION OF ADJUSTED EBITDA TO NET CASH FLOWS FROM OPERATIONS
                              (DOLLARS IN MILLIONS)

                                                   4th Quarter      4th Quarter      Year Ending        Year Ending
                                                      2001              2002      December 31, 2001   December 31, 2002
                                                      ----              ----      -----------------   -----------------
Adjusted EBITDA                                     $   402           $   457           $ 1,543           $ 1,796
Cash interest expense                                  (263)             (289)           (1,018)           (1,111)
Special charges                                         (14)               (4)              (14)               (9)
Change in operating assets and liabilities               35                48                35                72
                                                    -------           -------           -------           -------
Net cash flows from operations                      $   160           $   212           $   546           $   748
                                                    =======           =======           =======           =======

The above schedule is presented in order to reconcile adjusted EBITDA, a non-GAAP measure, to the most directly comparable GAAP measure in accordance with Section 401(b) of the Sarbanes-Oxley Act. The year ending December 31, 2001 reconciliation is on a pro forma basis to reflect systems acquired and sold as part of the AT&T Broadband transaction on June 30, 2001, as if such transaction closed on January 1, 2001. Pro forma adjusted EBITDA exceeds actual adjusted EBITDA by $48 million and the pro forma net cash flows from operations exceeds actual net cash flows from operations by $57 million for the year ended December 31, 2001.


            Addedum to Charter Communications, Inc. Earnings Release
                          Year Ended December 31, 2002
                                  Page 14 of 14